UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 14, 2005

SRS LABS, INC.

(Exact Name of registrant as specified in its charter)

Delaware	0-21123	33-0714264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2909 Daimler Street Santa Ana, California		92705
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 442-1070

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 10, 2005, SRS Labs, Inc. (the “Company”) entered into an employment letter dated September 30, 2005, with David Frerichs.  Pursuant to the terms of the employment letter, the Company hired Mr. Frerichs as its Executive Vice President, Strategic Marketing and Corporate Development, effective as of November 14, 2005, his first date of employment.  The employment letter provides that Mr. Frerichs will receive an annual base salary of  $250,000, a relocation bonus of $75,000 (before tax gross-up) and be eligible to participate in the Company’s bonus plan on the same terms as the Company’s other executives.  Mr. Frerichs’ employment is “at will” and may be terminated at any time for any reason with or without notice.  Upon a change of control, Mr. Frerichs will receive 1.5 times his base annual salary, all of his outstanding unvested stock options will vest and the post-termination exercise period for all options will be extended to 1 year.  If the Company terminates Mr. Frerichs, he will be entitled to severance in the amount of six months of his annual base salary, six months of paid health benefits and his outstanding unvested stock options will be accelerated as follows: 25% if terminated during his first year of employment and 50% if terminated during the second year, 75% if terminated during the third year and 100% if terminated after the completion of the third year of employment.  Consistent with the terms of the employment letter, on November 14, 2005, Mr. Frerichs was granted an option to purchase 150,000 shares of the Company’s common stock at an exercise price of $5.75 per share pursuant to the Company’s 1996 Amended and Restated 1996 Long-Term Incentive Plan and the related form of Nonqualified Stock Option Agreement, each of which have been filed on a previous Form 8-K.  A copy of the employment letter is filed as Exhibit 10.1 to this Current Report on 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Letter dated September 30, 2005 between SRS Labs, Inc. and David Frerichs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRS LABS, INC.,
a Delaware corporation

Date: November 17, 2005	By:	/s/ Thomas C.K. Yuen
Thomas C.K. Yuen
Chairman of the Board and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Employment Letter dated September 30, 2005 between SRS Labs, Inc. and David Frerichs.